SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                              Immersion Corporation
             -------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
             -------------------------------------------------------
                         (Title of Class of Securities)

                                    452521107
             -------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2004
             -------------------------------------------------------
             (Date of Event which requires filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [X]  Rule 13d-1(b)
     [_]  Rule 13d-1(c)
     [_]  Rule 13d-1(d)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))

                                Page 1 of 6 Pages

                                                   Page    2    of    6    Pages
                                                        -------    -------

-----------------------------                      -----------------------------
CUSIP NO.  452521107                  13G
-----------------------------                      -----------------------------
------- ------------------------------------------------------------------------
1       NAME OF REPORTING PERSON:                  Jundt Associates, Inc.
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 41-1436485
------- ------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
        (A) [_]
        (B) [_]
------- ------------------------------------------------------------------------
3       SEC USE ONLY

------- ------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION
                  Minnesota
----------------- ---- ---------------------------------------------------------
                  5    SOLE VOTING POWER
NUMBER OF                                          1,674,885
SHARES            ---- ---------------------------------------------------------
BENEFICIALLY      6    SHARED VOTING POWER
OWNED BY                                           0
EACH              ---- ---------------------------------------------------------
REPORTING         7    SOLE DISPOSITIVE POWER
PERSON                                             1,674,885
WITH:             ---- ---------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                                                   0
------- ------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  1,674,885
------- ------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS)
                  [_]
------- ------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                  7.16%
------- ------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                  IA
------- ------------------------------------------------------------------------

                                                   Page    3    of    6    Pages
                                                        -------    -------

ITEM 1.

     (a)  Name of Issuer

          Immersion Corporation

     (b)  Address of Issuer's Principal Executive Offices
          801 Fox Lane
          San Jose, CA 95131

ITEM 2.

     (a)  Name of Person Filing.
          Jundt Associates, Inc. (the "Company")

     (b) Address of Principal Business Office or, if none, Residence. 301 Carlson Parkway
          Suite 120
          Minnetonka, MN  55305

     (c)  Citizenship.
          The Company is organized in Minnesota

     (d)  Title of Class of Securities.
          Common Stock

     (e)  CUSIP Number.
          452521107

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

     (a)  [_]  Broker or Dealer registered under Section 15 of the Act

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Act

     (c)  [_]  Insurance Company as defined in Section 3(a)(19) of the Act

     (d) [X] Investment Company registered under Section 8 of the Investment Company Act

                                                   Page    4    of    6    Pages
                                                        -------    -------


     (e) [_] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

     (f) [_] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see ss.240.13d-1(b)(1)(ii)(F)

     (g) [_] Parent Holding Company, in accordance with ss.240.13d-1(b)(ii)(G) (Note: See Item 7)

     (h)  [_]  Group, in accordance with ss.240.13d-1(b)(ii)(H)

ITEM 4.   OWNERSHIP

     (a)  Amount beneficially owned: 1,674,885

     (b)  Percent of Class: 7.16 %

     (c) Of the shares beneficially owned by the Reporting Person, he has the power to vote or dispose of the shares as follows:

          (i)    Sole power to vote or direct the vote:               1,674,885
          (ii)   Shared power to vote or direct the vote:                     0
          (iii)  Sole power to dispose or direct the disposition of:          0
          (iv)   Shared power to dispose or direct the disposition of:        0

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
          The company manages accounts for the benefit of its clients. Dividends on, and the proceeds from the sale of, securities are credited to the account which holds or held such securities. The Jundt Growth Fund, Inc., Jundt Funds, Inc., American Eagle Funds, Inc., and other private accounts managed by the company hold 7.16% of the class of securities referred to above.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY REPORTED ON BY THE PARENT HOLDING COMPANY
          Not Applicable

                                                   Page    5    of    6    Pages
                                                        -------    -------


ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
          Not Applicable


ITEM 9.   NOTICE OF DISSOLUTION OF GROUP
          Not Applicable

ITEM 10.  CERTIFICATION

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                   Page    6    of    6    Pages
                                                        -------    -------


                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                      January 11, 2005
                                           -------------------------------------
                                                            Date

                                                     /s/ Marcus E. Jundt
                                           -------------------------------------
                                                          Signature

                                              Marcus E. Jundt, Vice Chairman
                                           -------------------------------------
                                                         Name/Title